                                  Exhibit 11.1

EXHIBIT 11.1 - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

EDAC TECHNOLOGIES CORPORATION

                                         Years Ended December 31,
                                     ---------------------------------
                                       1994        1993        1992
                                     ---------   ---------   ---------

Primary:
 Average shares outstanding          3,571,872   3,560,593   3,491,153
 Net effect of dilutive stock
  options based on the treasury
  stock method using average
  market price                         152,146     141,318     222,653
                                     ---------   ---------   ---------
                   TOTAL             3,724,018   3,701,911   3,713,788
                                     =========   =========  ==========
         Net income                  $  71,515   $ 741,237  $1,476,323


    Net Income Per Share             $     .02   $     .20  $      .40
                                     =========   =========  ==========
Fully diluted:
 Average shares outstanding          3,571,872   3,560,593   3,491,153
 Net effect of dilutive stock
  options based on the treasury
  stock method using the year-end
  market price if higher than
  average market price                 122,650     122,447     221,652
                                     ---------   ---------   ---------
                   TOTAL             3,694,522   3,683,040   3,712,805
                                     =========   =========  ==========
         Net income                  $  71,515   $ 741,237  $1,476,323

    Net income Per Share             $     .02   $     .20  $      .40
                                     =========   =========  ==========